UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 19, 2007

CARRINGTON LABORATORIES, INC.
 Exact name of Registrant as specified in its charter)

Texas	0-11997	75-1435663

(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

2001 Walnut Hill Lane
Irving, Texas	75038

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (972) 518-1300

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

      On May 23, 2007, Carrington Laboratories, Inc. (the "Company") received a letter from the Listing Qualifications Department of the Nasdaq Stock Market ("Nasdaq") stating that the Company did not comply with Marketplace Rule 4310(c)(3), which requires the Company to have (i) a minimum of $2,500,000 in stockholders' equity; (ii) $35,000,000 market value of listed securities; or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On June 7, 2007, the Company provided Nasdaq with certain materials, including the Company's plan to achieve and sustain compliance with all Nasdaq Capital Market listing requirements.

      On June 19, 2007, Nasdaq notified the Company of its determination that the Company did not provide a sufficient definitive plan evidencing its ability to achieve near term compliance with the continued listing requirements or maintain such compliance over an extended period of time. Nasdaq advised the Company that its securities are subject to delisting and will be delisted on June 28, 2007. However, pursuant to applicable Nasdaq Marketplace Rules, if the Company requests a hearing on the Nasdaq Staff's determination to a Nasdaq Listing Qualifications Panel by June 26, 2007, the delisting of the stock pending the Panel's review and determination will be stayed. Hearings are generally held 30 to 45 days after the request. The Company intends to request such a hearing. There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing.

      A copy of the Company's press release announcing the receipt of the notice of delisting from Nasdaq is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.
d.	Exhibits

	99.1	Press Release of the Company dated June 25, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARRINGTON LABORATORIES, INC.

Date: June 25, 2007	By:	/s/ Carlton E. Turner
Carlton E. Turner, Ph.D., D.Sc.
President and Chief Executive Officer

EXHIBIT INDEX
Exhibit
Number	Description

99.1	Press Release dated June 25, 2007.